Exhibit 99.3

JOINDER AGREEMENT

This Joinder Agreement relates to the Share Exchange Agreement, dated November 15, 2020, (the “Share Exchange Agreement”), by and among GAN Limited, a Bermuda public limited company, Vincent Group p.l.c., a Malta public limited company (the “Company”), the Sellers’ Representative and each of the other parties who have joined or will join the Share Exchange Agreement as a Seller.

In accordance with Section 1.01 of the Share Exchange Agreement, the undersigned agrees that upon the execution of this Joinder Agreement, the undersigned shall become a party to the Share Exchange Agreement as a Seller and shall be fully bound by, and subject to, all of the covenants, terms and conditions of the Share Exchange Agreement as though an original party as a Seller thereto.

IN WITNESS WHEREOF, the undersigned has executed this Joinder Agreement as of the date indicated below.

JOINING PARTY:

TO BE FILLED IN IF THE JOINING PARTY IS A LEGAL PERSON	TO BE FILLED IN IF THE JOINING PARTY IS A NATURAL PERSON
Name of the legal person:	Name:
Registry code of the legal person:
Name of the representative:
Address of the legal person:	Address:
E-mail of the legal person:	E-mail:
Country of incorporation of the legal person:	Resident of the following Country:
Signature:	Signature:

Date: December __, 2020